FOR IMMEDIATE RELEASE

Smithfield Foods Reports Record First Quarter Results
Company Delivers Strong Earnings Growth

SMITHFIELD, Virginia (September 8, 2011)-Smithfield Foods, Inc. (NYSE: SFD) today reported record fiscal 2012 first quarter results. All comparisons are to the first quarter of fiscal 2011.

Highlights

•	Record year over year results for fifth consecutive quarter led by strong packaged meats earnings

◦	Record first quarter packaged meats profits in spite of higher raw material costs

◦	Packaged meats sales +6%; average unit selling prices +8%

◦	Retail packaged meats sales dollars +8%

◦	Retail packaged meats sales of 12 core brands +9% in dollars and +3% in volume

•	Net income was $82.1 million, or $.49 per diluted share, including a $39.0 million pre-tax litigation charge

•	Adjusted EPS was $.69 per diluted share, an improvement of $.23, or 50%

•	Consolidated operating profit of $173.2 million includes litigation charge

•	Adjusted operating profit increased $44.6 million, or 25%, to a record $222.2 million

◦	Packaged Meats +51%

◦	Total Pork +21%

◦	Hog Production +77%

•	Sales increased 7% to $3.1 billion

•	Interest expense dropped 30%

•	Utilized excess cash to repurchase $34.1 million of stock and invest $100 million in pension plans

•	Redeemed remaining $77.8 million of outstanding 2011 notes

Following are the company's sales, operating profit and margin by segment (dollars in millions):

	Three Months Ended
	July 31, 2011		August 1, 2010
Sales:
Pork
Fresh Pork	$1,254.2		$1,151.4
Packaged Meats	1,343.1		1,262.1
Total Pork	2,597.3		2,413.5

Hog Production	749.8		648.3
International	375.0		316.3
Other	—		30.4
Total segment sales	3,722.1		3,408.5
Intersegment	(627.9)		(507.2)
Consolidated	$3,094.2		$2,901.3

Operating profit and margin %:
Pork
Fresh Pork	$35.4	3%	$46.0	4%
Packaged Meats	101.3	8%	67.3	5%
Total Pork	136.7	5%	113.3	5%

Hog Production	69.7	9%	63.8	10%
International	—	0%	24.5	8%
Other	—		1.2	4%
Corporate	(33.2)		(25.2)
Consolidated	$173.2	6%	$177.6	6%

Sales for the first quarter of fiscal 2012 were $3.1 billion, up 7%, resulting from higher average unit selling prices in the Pork segment and higher live hog market prices. The company reported net income in the current quarter of $82.1 million ($.49 per diluted share) compared to net income of $76.3 million ($.46 per diluted share) last year.

Current results include noteworthy items affecting results, including a $39.0 million charge for the company's Missouri litigation, $5.7 million of Campofrío-related (CFG) transaction costs and Hog Production impairment charges of $4.3 million related to production cutbacks in Missouri. In addition, the effective income tax rate was higher than previously provided guidance and had an unfavorable impact on earnings. The table below shows these items in relation to reported earnings for the current quarter resulting in a non-GAAP adjusted diluted EPS of $.69.

(in millions, except EPS impact)	Operating Profit	Net Income	EPS	Segment
Reported GAAP measure	$173.2	$82.1	$.49

Add back of significant items:
Litigation charge	39.0	23.6	.14	Hog Production
CFG transaction costs	5.7	3.5	.02	Corporate
Hog Production impairments	4.3	2.6	.02	Hog Production
Effective tax rate impact	—	4.1	.02

Adjusted Non-GAAP measure	$222.2	$115.9	$.69

Commentary
"The record performance of our business for the past five quarters is the direct result of the successful execution of our strategy to position Smithfield as a leading packaged meats company by increasing customer-focused marketing of our core brand portfolio, improving our overall cost structure and fortifying our balance sheet, plus the benefit of favorable industry conditions,” said C. Larry Pope, president and chief executive officer.

“We are supporting our packaged meats business by boosting our sales and marketing budget to activate our brands and fuel innovation to bring us closer to our consumers. This is promoting growth and strengthening our position in many important product categories, including bacon, dinner sausage, hotdogs and portable lunches,” he remarked.

“Notably, sales volume and dollars expanded for all of our 12 core brands in the first quarter: Farmland, Smithfield, Eckrich, Armour, John Morrell, Cook's, Gwaltney, Kretschmar, Curly's, Carando, Margherita, and Healthy Ones. In addition, our Armour LunchMakers, Curly's Tub BBQ, Eckrich Hotdogs and Smoked Sausage, Kretschmar Deli, and Smithfield Marinated lines posted double-digit growth,” Mr. Pope commented.

“At the same time, balanced supply and demand fundamentals coupled with strong exports yielded solid fresh pork margins. Our international group capitalized on robust global demand for pork to drive double-digit increases in export volume and dollars, as well as market share gains in several key regions,” Mr. Pope continued.

“Low global protein inventories continued to support historically high live hog prices. This strong pricing environment, combined with profitable hedge positions, generated robust hog production profitability that was well above the normalized range, despite higher cash grain prices. We continue to work to improve the profitability of our Hog Production segment through our ongoing cost savings initiative,” he said.

“The actions we took last year to improve our balance sheet resulted in a significant reduction in interest expense in the first quarter. We also utilized excess cash to redeem the remaining $78 million of our outstanding 2011 bonds, repurchase $34 million of stock and invest an additional $100 million in our pension plans, all while maintaining over $1.2 billion in liquidity. Subsequent to quarter-end, we repurchased $31 million of additional shares and redeemed $13.1 million of our highest coupon bonds,” Mr. Pope stated.

First Quarter Results

Pork
Fresh Pork
Although the first quarter is generally the most difficult quarter for fresh pork, operating margins were at the high end of normalized range at 3%, or $6 per head, despite a 19% increase in live hog market prices. Results were bolstered by stable protein supplies and solid exports. Sales tonnage and head processed decreased 2%.

Packaged Meats
Packaged meats operating margins were above the normalized range at 8%, or $.17 per pound, despite a double-digit increase in raw material costs. Margins continued to benefit from lower overhead costs and increased operating efficiencies. Sales grew 6% to $1.3 billion, as average unit selling prices rose 8%. Sales tonnage decreased 1%; however, the company successfully grew the retail packaged meats volume of its 12 core brands, driven in large part by increases in hot dogs, lunchmeat, prepared foods and smoked sausage. Importantly, sales of the company's 12 core brands rose 9% in dollars and 3% in volume.

Hog Production
Hog Production operating margins, adjusted for the litigation settlement and impairments, were excellent at 14%, or $29 per head. Live hog market prices increased 19% to $69 per hundredweight compared to $58 per hundredweight last year, which more than offset higher feed costs. Pre-interest raising costs increased 15% to $63 per hundredweight compared to $54 per hundredweight last year. Results were favorably impacted by profitable hedges placed earlier in the year for grains and hogs.

International
Operating profit in the International segment was down in both Europe and Mexico. Recessionary conditions coupled with higher raw material prices in our hog production and meat processing operations pressured margins in the segment.

Missouri Litigation
The company's financial results for the first quarter of fiscal 2012 were negatively impacted by a $39.0 million charge relating to its previously disclosed Missouri nuisance litigation. The company recorded this charge in response to recent developments in the last few weeks, as substantial progress was made in global settlement negotiations with counsel for substantially all of the plaintiffs. As a result of this progress, the company believes a global settlement with those plaintiffs is probable, although it has not yet entered into a global settlement agreement and it is possible that it will be unsuccessful in doing so. If a settlement is reached, the company intends to seek recovery under various insurance policies and believes that it could eventually recover a substantial portion of the settlement payment.

Outlook
“Looking forward, we have strong momentum in our Pork segment supported by our solid brands and positive industry fundamentals. We are working hard to grow our packaged meats business through brand activation and innovation. We are targeting 3% sales volume growth in our packaged meats business in fiscal 2012 and are committed to continuing to deliver quality and consistent margins,” Mr. Pope stated.

“We expect that positive industry fundamentals in our fresh pork and hog production businesses will continue - export demand should remain robust and we do not foresee any hog supply expansion on the horizon. High feed costs will continue to pose a challenge, but we have hedged raising costs in the mid to high $60s per hundredweight for fiscal 2012,” he commented.

“We are very optimistic about the future of our business and look forward to continuing to execute our strategy to be a leading branded packaged meats company. Fiscal 2012 is off to a great start with strong earnings growth and we expect this year to be another very good year for the company,” Mr. Pope concluded.

Conference Call
The company will host a live conference call and audio webcast at 9:00 AM ET Thursday, September 8, 2011 for an hour. Participants can access the call by dialing (800) 230-1059. The call will be webcast at http://investors.smithfieldfoods.com/events.cfm and will be archived at this location. A telephone replay will be available at (800) 475-6701 and will be archived for two weeks. The replay access code is 213186.

About Smithfield Foods
Smithfield Foods is a $12 billion global food company and the world's largest pork processor and hog producer. In the United States, the company is also the leader in numerous packaged meats categories with popular brands including Farmland®, Smithfield®, Eckrich®, Armour® and John Morrell®. Smithfield Foods is committed to providing good food in a responsible way and maintains robust animal care, community involvement, employee safety, environmental, and food safety and quality programs. For more information, visit www.smithfieldfoods.com.

This news release contains "forward-looking" statements within the meaning of the federal securities laws. The forward-looking statements include statements concerning our outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. Our forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include the availability and prices of live hogs, raw materials, fuel and supplies, food safety, livestock disease, live hog production costs, product pricing, the competitive environment and related market conditions, risks associated with our indebtedness, including cost increases due to rising interest rates or changes in debt ratings or outlook, hedging risk, operating efficiencies, changes in foreign currency exchange rates, access to capital, the cost of compliance with and changes to regulations and laws, including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws, adverse results from on-going litigation, actions of domestic and foreign governments, labor relations issues, credit exposure to large customers, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations, our ability to effectively restructure portions of our operations and achieve cost savings from such restructurings and other risks and uncertainties described in our Annual Report on Form 10-K for fiscal 2011. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statements that we make speak only as of the date of such statements, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

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(Tables follow)

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Three Months Ended
	July 31, 2011	August 1, 2010
	(unaudited)
Sales	$3,094.2	$2,901.3
Cost of sales	2,687.1	2,533.6
Gross profit	407.1	367.7
Selling, general and administrative expenses	238.7	201.0
Equity in income of affiliates	(4.8)	(10.9)
Operating profit	173.2	177.6
Interest expense	48.1	68.6
Loss on debt extinguishment	1.2	—
Income before income taxes	123.9	109.0
Income tax expense	41.8	32.7
Net income	$82.1	$76.3

Net income per share:
Basic	$.50	$.46
Diluted	$.49	$.46

Weighted average shares outstanding:
Basic	165.8	166.0
Effect of dilutive shares	1.2	1.2
Diluted	167.0	167.2

SMITHFIELD FOODS, INC. AND SUBSIDIARIES
SCHEDULE OF EQUITY IN INCOME OF AFFILIATES
(In millions)

		Three Months Ended
Equity Investment	Segment	July 31, 2011	August 1, 2010
		(unaudited)
Mexican joint ventures	International	$(3.0)	$(4.9)
Campofrío Food Group (CFG)	International	(0.2)	(3.2)
Butterball	Other	—	(1.3)
All other equity method investments	Various	(1.6)	(1.5)
Equity in income of affiliates		$(4.8)	$(10.9)

CFG prepares its financial statements in accordance with International Financial Reporting Standards. Our share of CFG’s results reflects U.S. GAAP adjustments. There may be differences between what we report for CFG and what CFG reports.

Contact:
Keira Lombardo
Smithfield Foods, Inc.
(757) 365-3050
keiralombardo@smithfieldfoods.com